Exhibit 99.1
Local Bounti Announces First Quarter 2025 Financial Results
Reports 38% Year-Over-Year Revenue Growth and Reaffirms Path to Positive Adjusted EBITDA in Third Quarter 2025 Through Expanded Distribution, Yield Improvements, and Disciplined Cost Management
HAMILTON, MT – May 14, 2025 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the three months ended March 31, 2025 and provided its revenue outlook for second quarter 2025.

Kathleen Valiasek, President, CEO and CFO of Local Bounti, stated, "Our first quarter progress across commercial and operational initiatives is converging toward a significant revenue lift in the second half of 2025 and positions us to achieve positive adjusted EBITDA in the third quarter. The dedication from our entire organization—where everyone from operations to sales to finance is aligned around reaching positive adjusted EBITDA—has been truly remarkable. This collective focus has strengthened our foundation, driving meaningful yield improvements in our Georgia facility, and we expect to see similar appreciable yield improvements in our Washington and Texas facilities in the second half of the year. With the support from our expanded retail relationships, we believe that we are at the precipice of demonstrating strong sequential improvements across our income statement. We are energized by our momentum and remain fully committed as an organization to scale our business profitably while meeting the growing demand for our CEA products."

Craig Hurlbert, Executive Chairman of Local Bounti, stated, "I'm incredibly proud of our team's dedication as we navigate this pivotal phase in Local Bounti's journey. The increasing demand we're seeing from customers for our CEA products continues to validate the market opportunity ahead of us. The foundation we've built over these past years has positioned Local Bounti at a crucial inflection point, and I'm confident that under Kathy's leadership, we'll continue to execute on our strategic vision and create meaningful value for all stakeholders."

First Quarter 2025 Financial Summary

•Sales increased 38% to $11.6 million in the first quarter of 2025, as compared to $8.4 million in the prior year period. The increase was due to increased production and growth in sales from the facility in Georgia and sales from the Company’s new facilities in Texas and Washington, which began shipping and selling products in the second quarter of 2024.
•Gross profit was $1.5 million in the first quarter of 2025. Adjusted gross margin percentage1 was approximately 29%, excluding depreciation and stock-based compensation, as compared to 24% in the prior year period. The Company expects that, over time, its adjusted gross margin will increase as a percentage of sales as a result of the continued scaling of the business and efforts to optimize production costs.
•General and administrative expenses increased by $2.3 million to $8.1 million in the first quarter of 2025, as compared to $5.8 million in the prior year period, primarily driven by higher stock-based compensation expense that resulted in a net benefit for the prior year period due to forfeitures of employee equity awards. Adjusted general and administrative expense1, which excludes stock-based compensation, depreciation and amortization, and other non-core items was $5.8 million, an increase of $1.5 million compared to prior year period. During the first quarter of 2025, the Company reduced its annualized general and administrative expenses by approximately $3 million. During the second quarter-to-date period, the Company took actions to further reduce annualized expenses by approximately $4.0 million (to include general and administrative expenses and cost of goods sold).

•Net loss was $37.7 million in the first quarter of 2025 as compared to net loss of $24.1 million for the prior year period. The change in net loss versus the prior year period was primarily due to an increase in interest expense. Interest expense increased in the current period primarily due to a decrease in capitalized interest of $5.6 million compared to the prior year period, where interest was capitalized as part of the construction of the Washington and Texas facilities.
•Adjusted EBITDA1 loss was $8.8 million, as compared to a loss of $6.9 million in the prior year period, and compared to a loss of $9.3 million in the fourth quarter of 2024. Adjusted EBITDA loss for the first quarter of 2025 excludes $0.6 million in stock-based compensation, $18.8 million in interest expense, $5.9 million of depreciation and amortization, and $3.5 million loss on change in fair value of warrant liability, and other non-core items.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facilities Update

Texas Facility Product Mix Transition Progress
The Company continues to make significant progress at its six-acre Texas facility. In response to evolving customer demands, the Company strategically reconfigured three acres of the facility—originally designed for head lettuce production—to create a flexible growing environment capable of producing both head lettuce and cut products based on customer preferences. This purposeful design approach highlights Local Bounti's commitment to adaptability and customer-centric operations. While this reconfiguration temporarily impacted the full utilization of the facility in the second half of 2024 and first quarter of 2025, the Company is now in the final stages of completing this reconfiguration and expects to begin commercial production in this section starting in second quarter of 2025. The automated harvesting equipment for the configuration is expected to be installed early third quarter 2025, replacing the temporary harvester it will use during second quarter, and is expected to drive operational efficiencies and margin improvement.

Capacity Expansion Project Update
Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology®. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Product Development & Distribution

Local Bounti continues to expand its commercial footprint with several notable distribution wins in the first quarter of 2025. The Company expanded its Texas-grown Arugula offering with Brookshire's in approximately 80 stores and began distributing Organic Living Butter Lettuce from California to HEB. Local Bounti has also launched its basil program with several regional retailers and wholesalers in the Pacific Northwest.

The Company's relationship with Walmart continues to strengthen, building on the 191 stores already being served with premium baby leaf varieties. Local Bounti has secured an additional commitment to serve 13 Walmart distribution centers with Conventional Living Butter Lettuce, with shipments having commenced in late April from both the California and Texas facilities.

Local Bounti has also evolved its Grab-and-Go Salad Kit offerings to better serve retail partners and consumer trends. This includes the launch of new salad kits in Q1 2025, with additional flavors expected to be introduced in Q3, as well as the creation of a new product line that meets the needs of today's value-oriented consumer. The Company is particularly excited about its upcoming exclusive launch of a new larger, approximately 12-ounce family-sized Caesar salad kit with a large multi-national retailer in the Pacific Northwest beginning in the third quarter. In addition, Local Bounti continues to expand its relationship with a leading meal subscription business that is now seeking additional SKUs.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $28.4 million as of March 31, 2025.

As previously disclosed, in March 2025, Local Bounti secured a $25 million equity investment from new and existing investors and executed a term sheet with a commercial finance lender providing approximately $2.5 million in capital expenditure financing. In conjunction with the new equity investment, the Company amended its existing credit facility which reduced the principal balance and accrued interest and resulted in a new $312 million senior secured debt agreement with a new 10-year term, an initial three-month SOFR plus 200 basis point interest rate, and no cash interest or principal payments until April 2027. The transaction resulted in the cancellation of approximately $197 million of debt principal and accrued interest.

The U.S. GAAP treatment for a troubled debt restructuring generally results in the disallowance of extinguishment gains on the transaction. Instead, the Company is required to maintain the original $480 million carrying value of the pre-restructuring debt on its balance sheet, with the $197 million contractual reduction, net of $29 million of unamortized debt discount being recorded as a debt premium of $168 million on the balance sheet that is amortized against interest expense over the new 10-year term. The quarterly amortization of the debt premium will significantly reduce the Company's quarterly reported interest expense. As a result, the carrying value of the long-term debt balance as of March 31, 2025, remains unchanged and does not reflect these contractual reductions. However, the cash flow benefits from the reduced principal and interest, as well as other restructured terms of the agreement, remain unchanged.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing, including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

As of March 31, 2025, Local Bounti had approximately 10.6 million shares outstanding, 10.7 million preferred shares, 6.2 million common shares under warrants outstanding, and approximately 0.8 million restricted stock units outstanding. As of March 31, 2025, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 28.3 million shares outstanding. On a proforma basis, adjusted to include the 10.7 million of preferred shares currently outstanding associated with the March 2025 equity offering, the Company has 21.4 million shares outstanding as of March 31, 2025.

Financial Outlook

The Company expects second quarter 2025 sales of approximately $12.0 to $12.5 million. The Company expects sales to accelerate in the second half of 2025 supported by a convergence of activity, including the aforementioned full-quarter contribution from the Texas facility transition, the additional capacity from the Georgia facility yield improvement, new product introductions, and expansions with existing customers.

The Company believes that it will reach positive adjusted EBITDA in the third quarter of 2025, driven by sales growth and cost reduction initiatives.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, May 14, 2025. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13753817.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, and margins; product expansions; facility operations and adjustments; financial guidance for 2025; timing for reaching positive adjusted EBITDA; lowering cost of capital; evaluation of lower cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that, following the conversion of our Series A Preferred Stock, the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three months ended March 31, 2025.

Contact:

Kathleen Valiasek, President, CEO and CFO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$18,008	$937
Restricted cash	10,405	6,529
Accounts receivable, net	2,591	2,282
Inventory, net	7,157	6,814
Prepaid expenses and other current assets	2,468	2,261
Total current assets	40,629	18,823
Property and equipment, net	369,208	370,978
Operating lease right-of-use assets	66	350
Intangible assets, net	36,891	37,783
Other assets	142	101
Total assets	$447,197	$428,035

Liabilities, mezzanine equity, and stockholders' equity (deficit)
Current liabilities
Accounts payable	$15,340	$16,987
Accrued liabilities	4,470	18,082
Short-term debt	—	20,205
Financing obligation	60	51
Operating lease liabilities	30	30
Finance lease liabilities	81	81
Total current liabilities	19,981	55,436
Long-term debt
Principal amount	312,000	447,719
Plus: Debt premium, net of amortization	168,047	—
Less: Unamortized deferred financing costs	—	(31,142)
Long-term debt, net	480,047	416,577
Financing obligation, noncurrent	50,010	49,856
Operating lease liabilities, noncurrent	49	57
Finance lease liabilities, noncurrent	194	206
Warrant liability	9,913	6,403
Total liabilities	560,194	528,535

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock, $0.0001 par value, 100,000,000 shares authorized, 10,728,414 and 0 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	21,457	—

Stockholders' equity (deficit)
Common stock, $0.0001 par value, 400,000,000 shares authorized, 10,642,968 and 8,656,122 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	326,450	322,729
Accumulated deficit	(460,905)	(423,230)
Total stockholders' equity (deficit)	(134,454)	(100,500)
Total liabilities, mezzanine equity, and stockholders' equity (deficit)	$447,197	$428,035

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Sales	$11,605	$8,383
Cost of goods sold(1)(2)	10,144	7,597
Gross profit	1,461	786
Operating expenses:
Research and development(1)(2)	6,977	3,487
Sales and marketing(1)(2)	2,114	1,782
General and administrative(1)(2)	8,104	5,816
Total operating expenses	17,195	11,085
Loss from operations	(15,734)	(10,299)
Other income (expense):
Change in fair value of warrant liability	(3,510)	(4,180)
Interest expense, net	(18,838)	(9,608)
Other income	407	37
Net loss	(37,675)	(24,050)
Less: Deemed dividend to preferred stockholders	403	—
Net loss attributable to common stockholders	$(38,078)	$(24,050)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(4.32)	$(2.89)
Weighted average common shares outstanding:
Basic and diluted	8,808,594	8,325,944

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,
	2025	2024
Cost of goods sold	$11	$21
Research and development	16	93
Sales and marketing	37	(200)
General and administrative	526	(848)
Total stock-based compensation expense, net of amounts capitalized	$590	$(934)

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended March 31,
	2025	2024
Cost of goods sold	$1,913	$1,203
Research and development	2,686	797
Sales and marketing	—	—
General and administrative	1,281	1,228
Total depreciation and amortization	$5,880	$3,228

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended March 31,
	2025	2024
Sales	$11,605	$8,383
Cost of goods sold	10,144	7,597
Gross profit	1,461	786
Depreciation	1,913	1,203
Stock-based compensation	11	21
Adjusted gross profit	$3,385	$2,010
Adjusted gross margin %	29%	24%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended March 31,
	2025	2024
General and administrative	$8,104	$5,816
Stock-based compensation	(526)	848
Depreciation and amortization	(1,281)	(1,228)
Business acquisition and strategic transaction due diligence and integration related costs	(96)	(842)
Intellectual property and other litigation	(311)	—
Restructuring and business realignment costs	(75)	(289)
Adjusted general and administrative	$5,815	$4,305

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2025	2024
Net loss	$(37,675)	$(24,050)
Stock-based compensation expense	590	(934)
Interest expense, net	18,838	9,608
Depreciation and amortization	5,880	3,228
Business acquisition and strategic transaction due diligence and integration related costs	96	842
Debt restructuring costs	649	—
Intellectual property and other litigation	311	—
Restructuring and business realignment costs	75	289
Change in fair value of warrant liability	3,510	4,180
Other income	(1,056)	(37)
Adjusted EBITDA	$(8,782)	$(6,874)